Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for Third Quarter 2018

Houston, Texas (Wednesday, October 31, 2018) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended September 30, 2018.

Third Quarter 2018 Highlights

	Three months ended September 30,
($ in millions, except per unit amounts)	2018	2017
Operating income	$1,643	$879
Net income	$1,335	$621
Fully diluted earnings per unit	$0.60	$0.28
Net cash flow provided by operating activities	$1,578	$485
Total gross operating margin (1)	$2,123	$1,313
Adjusted EBITDA (1)	$1,902	$1,321
Distributable cash flow (1)	$1,581	$1,065

(1)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income for the third quarter of 2018 includes $204 million, or $0.09 per unit on a fully diluted basis, of non-cash mark-to-market gains which were largely associated with our hedging activities related to the Midland-to-ECHO crude oil pipeline.

•
Enterprise increased its cash distribution with respect to the third quarter of 2018 by 2.4 percent to $0.4325 per unit compared to the distribution paid for the third quarter of 2017.  The distribution will be paid November 8, 2018 to unitholders of record as of the close of business on October 31, 2018.

•	Enterprise reported distributable cash flow of $1.6 billion for the third quarter of 2018, which provided 1.7 times coverage of the $0.4325 per unit cash distribution and resulted in $632 million of retained distributable cash flow.  Distributable cash flow for the first nine months of 2018 was $4.4 billion, which provided 1.6 times coverage of the aggregate $1.29 per unit of cash distributions for that period and resulted in $1.6 billion of retained distributable cash flow.  Retained distributable cash flow is available to reinvest in growth capital projects and reduces our need to issue additional equity.

•	Third Quarter Volume Highlights

	Three months ended September 30,
	2018	2017
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.2	5.3
Marine terminal volumes (million BPD)	1.5	1.3
Natural gas pipeline volumes (TBtu/d)	13.9	12.4
NGL fractionation volumes (MBPD)	989	815
Propylene plant production volumes (MBPD)	93	78
Fee-based natural gas processing volumes (Bcf/d)	5.1	4.8
Equity NGL production volumes (MBPD)	139	166

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Enterprise invested $1.1 billion in capital investments in the third quarter of 2018, and $3.3 billion for the first nine months of 2018. Included in these investments were sustaining capital expenditures of $76 million for the third quarter of 2018 and $215 million for the first nine months of 2018.

“The third quarter of 2018 was another strong quarter for Enterprise,” stated A. J. “Jim” Teague, chief executive officer of Enterprise’s general partner.  “Robust volumes across our integrated midstream system, from the producing regions to end user and international demand, led to 16 operational and financial records during the quarter.  Each of our reporting segments reported increases in gross operating margin compared to the third quarter of 2017.  The NGL business segment reported record volumes for pipelines, marine export terminals, fractionation, and fee-based processing.  Our crude oil pipelines and propylene business reported near record volumes.”

“Gross operating margin, excluding mark-to-market amounts, was $1.9 billion for the third quarter 2018, a $576 million increase versus third quarter 2017.  Approximately $180 million of this increase was associated with assets that began commercial operations over the last twelve months including our Midland-to-Echo crude oil pipeline; the propane dehydrogenation (or PDH) facility, ninth NGL fractionator at the partnership’s Mont Belvieu complex; our Orla I natural gas processing plant; and, the remaining 50 percent of the Delaware Basin gas plant serving the Permian Basin.  Volume growth and operational leverage associated with our legacy assets accounted for over $135 million of this increase, which excludes increases associated with contractual volume commitments and recent expansions.  We estimate $87 million of the increase in gross operating margin was attributable to a recovery in processing margins at our legacy natural gas processing assets offset by lower equity NGL production,” Teague said.

“Distributable cash flow, excluding proceeds from asset sales, for the third quarter of 2018 was a record $1.6 billion, which was a $497 million, or a 47 percent, increase compared to the same quarter of 2017.  For the first nine months of 2018, we retained $1.6 billion of distributable cash flow and received $438 million of proceeds through our distribution reinvestment plan  which puts us on pace to self-fund the equity portion of our expected growth capital investments of $4.2 billion for 2018,” Teague continued.

“We announced two additional growth projects this morning: a 150,000 BPD expansion of our NGL fractionation capacity at Mont Belvieu and our Mentone natural gas processing plant serving the Permian Basin.  Including these projects, we currently have $6.6 billion of growth capital projects under construction that are scheduled to be completed and begin generating new sources of cash flow between now and 2020.  The current environment of strong demand for midstream energy services, coupled with productive discussions with customers to develop new infrastructure projects across all four of our business segments, is the strongest business climate we have seen in recent memory.  Our goal is to position Enterprise to capitalize on these opportunities, while self-funding our equity needs to drive continued growth in distributable cash flow per unit and the value of our partnership units,” said Teague.

Review of Third Quarter 2018 Results

Enterprise reported a 62 percent increase in gross operating margin to a record $2.1 billion for the third quarter of 2018, compared to $1.3 billion for the third quarter of 2017. Each of our four business segments reported higher gross operating margin for the third quarter of 2018 when compared to the third quarter of 2017.  Gross operating margin for the third quarter of 2018 included net non-cash, mark-to-market gains of $204 million, while gross operating margin for the third quarter of 2017 included net non-cash mark-to-market losses of $30 million.  Below is a detailed review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 38 percent, or $292 million, to a record $1.1 billion for the third quarter of 2018 from $771 million for the third quarter of 2017.

Enterprise’s natural gas processing and related NGL marketing business reported a 95 percent increase in gross operating margin to $397 million for the third quarter of 2018 compared to $203 million for the third quarter of 2017.  Enterprise’s natural gas processing plants accounted for $107 million of this increase in gross operating margin primarily due to higher processing margins driven by higher NGL prices.  Total fee-based processing volumes were a record 5.1 Bcf/d for the third quarter of 2018 compared to 4.8 Bcf/d for the third quarter of 2017.  The partnership’s equity NGL production was 139 MBPD for the third quarter of 2018 compared to 166 MBPD for the same quarter last year.  In general, equity NGL production volumes for the third quarter of 2018 were reduced to help alleviate takeaway pipeline capacity constraints, which allowed us to optimize our midstream asset network.

Gross operating margin from our Permian Basin natural gas processing plants, including Delaware Basin, Orla I, South Eddy, and Carlsbad, increased $19 million to $24 million for the third quarter of 2018 compared to the same quarter in 2017.  Fee-based volumes for these plants increased by an aggregate 275 MMcf/d, including an increase of 111 MMcf/d this quarter from our Delaware Basin gas plant, primarily due to our acquisition of the remaining 50 percent equity interest in this facility in March 2018.  The Orla I natural gas plant began operations in May 2018.

Gross operating margin from NGL marketing activities for the third quarter of 2018 increased $87 million compared to the third quarter of last year, primarily due to higher sales margins and volumes.  Results from our NGL marketing activities for the third quarter of 2018 benefited from strong commodity prices and wide basis spreads and an increase in volumes resulting from constrained takeaway pipeline capacity due to increased production from major producing areas such as the Permian Basin and Midcontinent regions and tightness in downstream NGL fractionation capacity.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $78 million to $514 million for the third quarter of 2018 compared to the third quarter of 2017.  NGL pipeline transportation volumes increased 14 percent to a record 3.5 million BPD for the third quarter of 2018 from 3.1 million BPD for the third quarter of 2017.  NGL marine terminal volumes increased 33 percent to a record 606 MBPD for the third quarter of 2018 compared to 456 MBPD for the same quarter in 2017.

Enterprise’s Mid-America, Seminole, Chaparral and affiliated pipelines and terminals reported a combined $29 million increase in gross operating margin for the third quarter of 2018 compared to the third quarter of last year, primarily due to a 245 MBPD increase in transportation volumes and higher fees.  Gross operating margin from the ATEX ethane pipeline increased $12 million to $84 million for the third quarter of 2018 compared to the third quarter of 2017 due to a 16 MBPD increase in transportation volumes.

Enterprise’s liquefied petroleum gas (“LPG”) and ethane marine terminals and associated Channel pipeline reported a $22 million aggregate increase in gross operating margin to $101 million for the third quarter of 2018 compared to the same quarter last year.  LPG and ethane loading volumes increased by 107 MBPD and 44 MBPD, respectively, between the two periods.  Gross operating margin from the partnership’s underground storage facilities in Mont Belvieu and South Louisiana increased a combined $10 million primarily due to higher volumes and fees.

Gross operating margin from the partnership’s NGL fractionation business increased $21 million, or 15 percent, to $153 million for the third quarter of 2018 compared to $132 million for the third quarter of 2017.  Total NGL fractionation volumes increased 21 percent to a record

989 MBPD in the third quarter of 2018 from 815 MBPD for the third quarter of 2017.  Our Mont Belvieu NGL fractionators reported a $20 million increase in gross operating margin for the third quarter of 2018 compared to the third quarter of 2017, primarily due to a 139 MBPD increase in net fractionation volumes.  Our ninth NGL fractionator at Mont Belvieu began commercial operations in May 2018 and accounted for 93 MBPD of the increase in fractionation volumes.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was a record $594 million for the third quarter of 2018, which included non-cash, mark-to-market gains on financial instruments of $200 million reflecting the reversal of previously recognized mark-to-market losses upon cash settlement of the underlying hedges and a narrowing of the crude oil commodity price differentials (basis spreads) between the Midland and Houston and Midland and Cushing markets.  This compares to gross operating margin of $190 million for the third quarter of 2017, which included $22.0 million of non-cash, mark-to-market losses on financial instruments.  Total crude oil pipeline transportation volumes increased 34 percent to 2.0 million BPD for the third quarter of 2018 compared to 1.5 million BPD for the third quarter of 2017.  Total crude oil marine terminal volumes increased 40 percent to 632 MBPD for the third quarter of 2018 compared to 452 MBPD for the same quarter last year.  Marine terminal loading volumes increased 231 MBPD for the third quarter of 2018.

Gross operating margin from the Midland-to-ECHO Pipeline and related business activities was a combined $282 million for the third quarter of 2018.  This included $187 million of non-cash, mark-to-market gains on financial instruments executed to hedge the basis spread between Midland and Houston crude oil prices. At September 30, 2018, these hedges represented a weighted average of approximately 32 percent of the pipeline’s expected uncommitted capacity of 102 MBPD through 2020 at an average value of $2.66 per barrel.

Gross operating margin from our crude oil marketing business increased $84 million for the third quarter of 2018 compared to the third quarter of 2017. Included in this increase was a $36 million increase attributable to non-cash mark-to-market activity. The mark-to-market gains this quarter were primarily attributable to narrowing basis spreads positively affecting hedges of uncommitted transportation capacity on the Basin Pipeline from Midland to Cushing. Results for the third quarter of 2018 also benefitted from higher sales margins, which contributed $46 million to the increase in gross operating margin.

Gross operating margin from crude oil export activity at Enterprise’s marine terminal on the Houston Ship Channel increased $20 million for the third quarter of 2018 compared to the same quarter last year due to a 206 MBPD increase in loading volumes and higher revenues from shipper make-up rights.

Enterprise’s West Texas, South Texas and Eagle Ford Crude Oil Pipeline systems reported a combined $17 million increase in gross operating margin primarily due to higher transportation volumes of 120 MBPD and fees.  The Loving-to-Midland segment of our West Texas Crude Oil Pipeline System was placed into service in July 2018 and contributed to the overall 18 MBPD increase in transportation volumes for the West Texas system.  The EFS Midstream System had a $7 million increase in gross operating margin primarily due to higher deficiency fees and lower maintenance and operating costs.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment increased 27 percent to $217 million for the third quarter of 2018 from $171 million for the third quarter of 2017.  Total natural gas transportation volumes for this segment increased 13 percent to 13.9 TBtu/d this quarter compared to 12.4 TBtu/d for the third quarter of last year.

Gross operating margin from the Texas Intrastate System increased $26 million, or 35 percent, to $101 million for the third quarter of 2018, primarily due to higher capacity reservation and other fees.  Natural gas pipeline volumes for this system were 4.6 TBtu/d in the third quarter of 2018 compared to 4.4 TBtu/d for the same quarter of 2017.

Enterprise’s Permian Basin Gathering System reported a $9 million increase in gross operating margin for the third quarter of 2018 compared to the same quarter in 2017 on a 68 percent increase in gathering volumes and higher condensate sales volumes.  The Haynesville gathering system in Louisiana had a $5 million increase in gross operating margin this quarter, primarily from a 287 billion British thermal units per day (“BBtus/d”) increase in gathering volumes and higher fees as compared to the third quarter of last year.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 45 percent to $249 million for the third quarter of 2018 from $172 million for the third quarter of 2017.  Total segment pipeline transportation volumes were 796 MBPD for the third quarter of 2018 compared to 778 MBPD for the third quarter of 2017.

The partnership’s propylene business reported a $50 million, or 112 percent increase in gross operating margin to $94 million for the third quarter of 2018.  Gross operating margin from the PDH facility, which was placed into service in April 2018, increased $25 million for the third quarter of 2018 compared to the same quarter of 2017 on plant production volumes, including by-products, of 15 MBPD.  The PDH facility was out of service for the month of September as we elected to bring forward planned maintenance and other repairs that were originally scheduled for October 2018. PDH resumed operations in early October 2018. Enterprise’s legacy propylene fractionators at Mont Belvieu reported a $22 million increase in gross operating margin for the third quarter of 2018 compared to the third quarter of 2017, primarily due to higher sales margins. Propylene plant production volumes, which includes production from our PDH and propylene fractionation facilities, increased to 93 MBPD for the third quarter of 2018 compared to 78 MBPD for the third quarter of last year.

Gross operating margin from Enterprise’s refined products pipelines and related terminals increased $11 million this quarter versus the third quarter of last year, primarily due to higher transportation volumes and fees.

 Enterprise’s octane enhancement and high-purity isobutylene business increased gross operating margin by $5 million for the third quarter of 2018 compared to the third quarter of 2017, primarily due to higher sales volumes.  Total plant production volumes were 29 MBPD for this quarter compared to 24 MBPD for the same quarter of last year.

Capitalization

Total debt principal outstanding at September 30, 2018 was $26.1 billion, including $2.7 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2018 Enterprise had consolidated liquidity of approximately $3.3 billion, which was comprised of available borrowing capacity under our revolving credit facilities and unrestricted cash on hand.

Total capital spending in the third quarter of 2018 was $1.1 billion, which includes $76 million of sustaining capital expenditures.  For the first nine months of 2018, Enterprise’s capital spending was $3.3 billion, including $215 million of sustaining capital expenditures.  Based on information currently available, we currently expect our total growth capital spending for 2018 to approximate  $4.2 billion, which includes the $151 million we invested to acquire the remaining 50 percent equity interest in Delaware Processing.  We expect our sustaining capital expenditures for 2018 to approximate $315 million.

In July 2003 Enterprise implemented the Distribution Reinvestment Plan (“DRIP”) to provide a simple, convenient means of investing in Enterprise’s common units. Through the DRIP, investors can purchase common units by reinvesting all or a portion of the cash distributions paid on common units at a discount ranging from 0 percent to 5 percent.  Enterprise has elected to reduce the discount rate from 2.5 percent to 0 percent beginning with the distribution expected to be declared with respect to the fourth quarter of 2018 that would be paid in February 2019.

Conference Call to Discuss Third Quarter 2018 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2018 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
    Rick Rainey, Vice President, Public Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$9,585.9	$6,886.9	$27,351.9	$20,814.9
Costs and expenses:
Operating costs and expenses	8,001.9	6,079.8	23,776.6	18,143.2
General and administrative costs	52.7	41.3	157.1	137.4
Total costs and expenses	8,054.6	6,121.1	23,933.7	18,280.6
Equity in income of unconsolidated affiliates	112.0	113.4	350.0	315.2
Operating income	1,643.3	879.2	3,768.2	2,849.5
Other income (expense):
Interest expense	(279.5)	(243.9)	(806.2)	(739.0)
Other, net	(18.2)	(8.6)	5.8	(32.1)
Total other expense	(297.7)	(252.5)	(800.4)	(771.1)
Income before income taxes	1,345.6	626.7	2,967.8	2,078.4
Provision for income taxes	(11.0)	(5.4)	(34.5)	(20.1)
Net income	1,334.6	621.3	2,933.3	2,058.3
Net income attributable to noncontrolling interests	(21.4)	(10.4)	(45.6)	(33.0)
Net income attributable to limited partners	$1,313.2	$610.9	$2,887.7	$2,025.3

Per unit data (fully diluted):
Earnings per unit	$0.60	$0.28	$1.32	$0.94
Average limited partner units outstanding (in millions)	2,190.5	2,160.6	2,184.4	2,150.0

Supplemental financial data:
Net cash flows provided by operating activities	$1,577.5	$485.0	$4,275.3	$2,819.9
Total debt principal outstanding at end of period	$26,128.2	$24,934.4	$26,128.2	$24,934.4

Non-GAAP distributable cash flow (1)	$1,580.7	$1,064.9	$4,402.1	$3,245.4
Non-GAAP Adjusted EBITDA (2)	$1,902.3	$1,320.7	$5,356.2	$4,073.3
Gross operating margin by segment:
NGL Pipelines & Services	$1,063.1	$770.9	$2,861.7	$2,386.8
Crude Oil Pipelines & Services	594.2	190.4	867.0	691.7
Natural Gas Pipelines & Services	216.9	170.7	628.2	536.0
Petrochemical & Refined Products Services	249.4	172.4	803.1	542.6
Total segment gross operating margin (3)	2,123.6	1,304.4	5,160.0	4,157.1
Net adjustment for shipper make-up rights (4)	(0.3)	8.9	27.6	3.2
Non-GAAP total gross operating margin (5)	$2,123.3	$1,313.3	$5,187.6	$4,160.3

Capital spending:
Capital expenditures	$1,083.1	$1,005.1	$3,004.2	$2,118.2
Cash used for business combinations, net of cash received	0.9	7.3	150.6	198.7
Investments in unconsolidated affiliates	49.2	8.7	95.1	32.8
Other investing activities	2.6	--	4.0	--
Total capital spending, cash and non-cash	$1,135.8	$1,021.1	$3,253.9	$2,349.7

(1)   See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2)   See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3)   Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4)   Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(5)   See Exhibit F for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,487	3,052	3,396	3,131
NGL marine terminal volumes (MBPD)	606	456	592	499
NGL fractionation volumes (MBPD)	989	815	942	818
Equity NGL production (MBPD) (2)	139	166	156	160
Fee-based natural gas processing (MMcf/d) (3)	5,080	4,753	4,751	4,650
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,961	1,458	2,015	1,430
Crude oil marine terminal volumes (MBPD)	632	452	690	472
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	13,939	12,376	13,544	12,084
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	93	78	97	80
Butane isomerization volumes (MBPD)	105	110	111	106
Standalone DIB processing volumes (MBPD)	100	82	89	82
Octane additive and related plant production volumes (MBPD)	29	24	28	25
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	796	778	806	801
Refined products and petrochemicals marine terminal volumes (MBPD)	289	359	336	410
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,244	5,288	6,217	5,362
Natural gas pipeline transportation volumes (BBtus/d)	13,939	12,376	13,544	12,084
Equivalent pipeline transportation volumes (MBPD) (5)	9,912	8,545	9,781	8,542
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,527	1,267	1,618	1,381

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)   “BBtus/d” means billion British thermal units per day.
(5)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information

The following table presents selected average index prices for natural gas and selected NGL and petrochemical products for the periods indicated:

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32
2nd Quarter	$3.19	$0.25	$0.63	$0.76	$0.75	$1.07	$0.41	$0.28
3rd Quarter	$2.99	$0.26	$0.77	$0.91	$0.92	$1.10	$0.42	$0.28
4th Quarter	$2.93	$0.25	$0.96	$1.04	$1.04	$1.32	$0.49	$0.35
2017 Averages	$3.11	$0.25	$0.77	$0.92	$0.91	$1.15	$0.45	$0.31

2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
3rd Quarter	$2.91	$0.43	$0.99	$1.21	$1.25	$1.54	$0.60	$0.45
2018 Averages	$2.91	$0.32	$0.90	$1.06	$1.15	$1.49	$0.55	$0.38

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

The following table presents selected average index prices for crude oil for the periods indicated:

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel	$/barrel	$/barrel	$/barrel
	(1)	(2)	(2)	(3)
2017 by quarter:
1st Quarter	$51.91	$51.72	$53.27	$53.52
2nd Quarter	$48.28	$47.29	$49.77	$50.31
3rd Quarter	$48.20	$47.37	$50.84	$51.62
4th Quarter	$55.40	$55.47	$59.84	$61.07
2017 Averages	$50.95	$50.44	$53.41	$54.13

2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
3rd Quarter	$69.50	$55.28	$73.67	$74.28
2018 Averages	$66.75	$59.24	$70.51	$71.01

(1)   West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the New York Mercantile Exchange.
(2)   Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)   Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.94 per gallon during the third quarter of 2018 versus $0.68 per gallon for the third quarter of 2017.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to limited partners (GAAP)	$1,313.2	$610.9	$2,887.7	$2,025.3
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	471.2	412.6	1,360.5	1,221.4
Add distributions received from unconsolidated affiliates	139.2	123.1	392.7	353.0
Subtract equity in income of unconsolidated affiliates	(112.0)	(113.4)	(350.0)	(315.2)
Subtract sustaining capital expenditures (1)	(76.2)	(53.8)	(215.3)	(164.1)
Subtract net gains attributable to asset sales	(6.7)	(1.1)	(8.1)	(1.1)
Add cash proceeds from asset sales	21.5	3.0	24.1	6.2
Subtract gain on the acquisition of equity method investment	--	--	(39.4)	--
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	18.5	8.9	34.9	33.0
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	(204.1)	29.7	254.9	(14.2)
Add monetization of interest rate derivative instruments	--	30.6	1.5	30.6
Add deferred income tax expense or subtract benefit	(0.7)	0.4	9.3	1.1
Add non-cash asset impairment and related charges	4.6	10.0	21.4	35.2
Add other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	12.2	4.0	27.9	34.2
Distributable cash flow (non-GAAP)	1,580.7	1,064.9	4,402.1	3,245.4
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	76.2	53.8	215.3	164.1
Subtract cash proceeds from asset sales reflected in distributable cash flow	(21.5)	(3.0)	(24.1)	(6.2)
Subtract monetization of interest rate derivative instruments	--	(30.6)	(1.5)	(30.6)
Add or subtract the net effect of changes in operating accounts, as applicable	(33.4)	(594.2)	(261.9)	(512.1)
Subtract miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(24.5)	(5.9)	(54.6)	(40.7)
Net cash flow provided by operating activities (GAAP)	$1,577.5	$485.0	$4,275.3	$2,819.9

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017	2018
Net income (GAAP)	$1,334.6	$621.3	$2,933.3	$2,058.3	$3,730.6
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(112.0)	(113.4)	(350.0)	(315.2)	(460.8)
Add distributions received from unconsolidated affiliates	139.2	123.1	392.7	353.0	522.7
Add interest expense, including related amortization	279.5	243.9	806.2	739.0	1,051.8
Add provision for income taxes	11.0	5.4	34.5	20.1	40.1
Add depreciation, amortization and accretion in costs and expenses	437.6	393.0	1,275.9	1,165.1	1,676.7
Add non-cash asset impairment and related charges	4.6	10.0	21.4	35.2	36.0
Subtract net gains attributable to asset sales	(6.7)	(1.1)	(8.1)	(1.1)	(17.7)
Subtract gain on the acquisition of equity method investment	--	--	(39.4)	--	(39.4)
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	18.5	8.9	34.9	33.0	66.2
Add losses or subtract gains attributable to unrealized changes in the fair market value of commodity derivative instruments	(204.0)	29.6	254.8	(14.1)	292.0
Adjusted EBITDA (non-GAAP)	1,902.3	1,320.7	5,356.2	4,073.3	6,898.2
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(279.5)	(243.9)	(806.2)	(739.0)	(1,051.8)
Subtract provision for income taxes reflected in Adjusted EBITDA	(11.0)	(5.4)	(34.5)	(20.1)	(40.1)
Subtract distributions received for return of capital from unconsolidated affiliates	(21.1)	(12.0)	(47.0)	(36.8)	(59.5)
Add deferred income tax expense or subtract benefit	(0.7)	0.4	9.3	1.1	14.3
Add or subtract the net effect of changes in operating accounts, as applicable	(33.4)	(594.2)	(261.9)	(512.1)	282.4
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	20.9	19.4	59.4	53.5	78.2
Net cash flow provided by operating activities (GAAP)	$1,577.5	$485.0	$4,275.3	$2,819.9	$6,121.7

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Total gross operating margin (non-GAAP)	$2,123.3	$1,313.3	$5,187.6	$4,160.3
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(429.4)	(383.9)	(1,249.0)	(1,139.3)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(4.6)	(10.0)	(21.4)	(35.2)
Add net gains attributable to asset sales not reflected in gross operating margin	6.7	1.1	8.1	1.1
Subtract general and administrative costs not reflected in gross operating margin	(52.7)	(41.3)	(157.1)	(137.4)
Total operating income (GAAP)	$1,643.3	$879.2	$3,768.2	$2,849.5

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.

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